EXHIBIT 10.39

                       Purchase and Sale Agreement between
                      TownePlace Management Corporation and
                  Residence Inn by Marriott, Inc., as Sellers,
                 and CNL Hospitality Partners, LP, as Purchaser,
                 and joined in by Marriott International, Inc.,
                   relating to the Residence Inn - Merrifield

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          MARRIOTT INTERNATIONAL, INC.
                                     as MI,

                                       and

                        TOWNEPLACE MANAGEMENT CORPORATION

                                       and

                         RESIDENCE INN BY MARRIOTT, INC.

                                   as Sellers,

                                       and

                         CNL HOSPITALITY PARTNERS, L.P.
                                  as Purchaser
                           ---------------------------




                            Dated: November 24, 1999

                                TABLE OF CONTENTS
SECTION 1.  DEFINITIONS.................................................1
   1.1   "Act of Bankruptcy"............................................1
   1.2 "Agreement"......................................................2
   1.3 "Allocable Purchase Price".......................................2
   1.4 "Architect"......................................................2
   1.5 "`As-Built'Drawings".............................................2
   1.6 "Assets".........................................................2
   1.7 "Building Location Survey".......................................3
   1.8 "Business Day"...................................................3
   1.10 "CHP"...........................................................3
   1.11 "CHLP"..........................................................3
   1.12 "Closing".......................................................3
   1.13 "Closing Date"..................................................3
   1.14 "Competitor"....................................................3
   1.15 "Contracts\.....................................................3
   1.16 "Controlling Interest"..........................................3
   1.17     Intentionally Omitted.......................................4
   1.18     Intentionally Omitted.......................................4
   1.19     Intentionally Omitted.......................................4
   1.20     Intentionally Omitted.......................................4
   1.20A    "Deposit"...................................................4
   1.21 "Engineer"......................................................4
   1.22 "Entity"........................................................4
   1.23 "Environmental Reports".........................................4
   1.24 "Excluded Assets"...............................................4
   1.25 "FAS"...........................................................5
   1.26 "FF&E\..........................................................5
   1.27 "FF&E Schedule\.................................................5
   1.28 "Intentionally Omitted\.........................................5
   1.29 "Franchise Agreement\...........................................5
   1.30 "Guarantors\....................................................5
   1.31 "Guaranty of Landlord's Obligations\............................5
   1.32 "Immaterial Taking\.............................................5
   1.33 "Improvements\..................................................5
   1.34 "Intangible Property\...........................................6
   1.35 "Inventories\...................................................6
   1.36 "Lease\.........................................................6
   1.37 "Limited Rent Guaranty\.........................................6
   1.38 "Intentionally Omitted\.........................................6
   1.39 "Intentionally Omitted\.........................................6
   1.39A  "Membership Interest Pledge Agreement"\.......................6
   1.40 "Mere Director\.................................................7
   1.40A "Merrifield Property\..........................................7
   1.41 "MI\............................................................7
   1.42 "NewarkProperty\................................................7
   1.43 "Opening Date\..................................................7
   1.44     "Outside Substantial Completion Date".......................7
   1.45 "Owner Agreement\...............................................7
   1.46 "Intentionally Omitted\.........................................7
   1.47 "Permitted Encumbrances\........................................7
   1.48 "Person\........................................................8
   1.49 "Plans and Specifications\......................................8
   1.50 "Property\......................................................8
   1.51 "Properties\....................................................8
   1.52 "Proprietary Information\.......................................8
   1.53 "Purchaser\.....................................................8
   1.54 "Real Property\.................................................8
   1.55 "Reserve\.......................................................8
   1.56 "Seller\........................................................8
   1.57 "Intentionally Omitted\.........................................8
   1.58 "Intentionally Omitted\.........................................9
   1.59 "Substantial Completion\........................................9
   1.60 "Surveyor\......................................................9
   1.61 "Systems Standards Manual\......................................9
   1.62 "Tenant\........................................................9
   1.63 "Title Commitments\.............................................9
   1.64 "Title Company\.................................................9
SECTION 2.  PURCHASE-SALE; DILIGENCE....................................9
   2.1 Purchase-Sale....................................................9
   2.2 Diligence Inspections............................................9
   2.3 Title Matters...................................................10
   2.4 Survey..........................................................11
   2.5 Environmental Reports...........................................12
2.6 Immaterial Taking..................................................13
   2.7   Changes to Plans and Specifications...........................13
SECTION 3.  PURCHASE AND SALE..........................................14
   3.1 Closing.........................................................14
   3.3 Purchase Price..................................................15
   3.4 Seller's Determination of Purchase Price........................15
   3.4A Intentionally Omitted..........................................15
   3.5 Seller's Option to Terminate....................................15
   3.6 Competitor......................................................15
SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE..............16
   4.1 Closing Documents...............................................16
   4.2 Condition of Applicable Property................................18
   4.3 Title Policies and Surveys......................................18
   4.4 Opinions of Counsel.............................................19
   4.5 FF&E Schedule...................................................19
   4.6 Other...........................................................19
SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.................20
   5.1 Purchase Price..................................................20
   5.2 Closing Documents...............................................20
   5.3 Opinions of Counsel.............................................20
SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLER...................21
   6.1 Status and Authority of the Seller..............................21
   6.2 Status and Authority of MI......................................21
   6.3 Intentionally Omitted...........................................21
   6.4 Status and Authority of Tenant..................................21
   6.5 Intentionally Omitted...........................................21
   6.6 Intentionally Omitted...........................................21
   6.7 Intentionally Omitted...........................................21
   6.8 Employees.......................................................21
   6.9 Existing Agreements.............................................22
   6.10 Tax Returns....................................................22
   6.11 Action of the Seller...........................................22
   6.12 No Violations of Agreements....................................23
   6.13 Litigation.....................................................23
   6.14 Not A Foreign Person...........................................23
   6.15 Construction Contracts; Mechanics' Liens.......................23
   6.16 Permits, Licenses..............................................24
   6.17 Hazardous Substances...........................................24
   6.18 Insurance......................................................24
   6.19 Condition of Property..........................................24
   6.20 Financial Information..........................................24
   6.21 Contracts......................................................24
   6.22 Title to FF&E..................................................25
   6.23 FF&E...........................................................25
SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER................27
   7.1 Status and Authority of the Purchaser...........................27
   7.2 Status and Authority of the Guarantors..........................27
   7.3 Action of the Purchaser.........................................28
   7.4 No Violations of Agreements.....................................28
   7.5 Litigation......................................................28
SECTION 8.  COVENANTS OF THE SELLER....................................28
   8.1 Compliance with Laws............................................29
   8.2 Correction of Defects...........................................29
   8.3 Insurance.......................................................29
   8.4 Material Defects in Structural Systems..........................29
   8.5 Final Payment...................................................30
SECTION 9.  APPORTIONMENTS.............................................30
   9.1 Apportionments..................................................30
   9.2 Closing Costs...................................................30
SECTION 10.  DEFAULT...................................................31
   10.1 Default by the Seller..........................................31
   10.2 Default by the Purchaser.......................................32
   10.3 Purchaser's Deposit............................................33
SECTION 11.  MISCELLANEOUS.............................................34
   11.1 Agreement to Indemnify.........................................34
   11.2 Brokerage Commissions..........................................36
   11.3 Intentionally Omitted..........................................36
   11.4 Publicity......................................................36
   11.5 Notices........................................................37
   11.6 Waivers, Etc...................................................39
   11.7 Assignment; Successors and Assigns.............................39
   11.8 Severability...................................................39
   11.9 Counterparts, Etc..............................................40
   11.10 Governing Law.................................................40
   11.11 Performance on Business Days..................................40
   11.12 Attorneys' Fees...............................................40
   11.13 Relationship..................................................41
   11.14 Section and Other Headings....................................41
   11.15 Disclosure....................................................41
   11.16 Newark Property-No Discrimination.............................41
11.17  Merrifield Property--Development Tax............................40

Schedule A        -        Purchase Price Allocation
Schedule B        -        Guaranty
Schedule C        -        Lease Agreement
Schedule D        -        Limited Rent Guaranty
Schedule E        -        Form of Owner Agreement
Schedule E-1      -        Permitted Encumbrances
Schedule E-2      -        Plans & Specifications
Schedule F-1      -        Legal Description of Newark, CA Property
Schedule F-2      -        Legal Description of Mira Mesa, CA Property
Schedule F-3      -        Legal Description of Merrifield, VA Property
Schedule G        -        Intentionally Omitted
Schedule H        -        Membership Interest Pledge Agreement
Schedule I-1      -        Commitments
Schedule I-2      -        Leasehold Policy Commitments
Schedule J        -        Form of Surveyor's Certificate
Schedule J-1      -        Surveys
Schedule K        -        Outline of Structural Systems
Schedule L        -        Form of Architect's Certificate
Schedule L-1      -        Form of Marriott's Architect Certificate
Schedule M        -        Form of Engineer's Certificate
Schedule M-1      -        Form of Marriott's Engineer Certificate
Schedule N        -        Intentionally Omitted
Schedule O-1      -        Residence Inn Franchise Agreement
Schedule O-2      -        TownePlace Suites Franchise Agreement
Schedule P        -        Escrow Agreement
Schedule Q        -        Systems Standards Manual
Schedule R        -        Environmental Reports
Schedule S        -        Architects
Schedule T        -        Engineers

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is made as of the 24th day of November, 1999, by and between TOWNEPLACE MANAGEMENT CORPORATION, a Delaware corporation and RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation, as sellers, and CNL HOSPITALITY PARTNERS, L.P., a Delaware limited partnership, as purchaser, and joined in by MARRIOTT INTERNATIONAL, INC., a Delaware corporation.

                              W I T N E S S E T H :

         WHEREAS, the Seller (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section
1) is, the owner of all of the Properties; and

         WHEREAS, Purchaser desires to purchase all of the Properties and thereby acquire all of the Seller's right, title and interest in and to the Properties upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Seller desires to sell to the Purchaser all of the Properties and thereby convey all right, title and interest in the Properties, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

         SECTION 1.  DEFINITIONS.

         Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

         1.1 "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof or Tenant shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts;
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if the proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof or Tenant, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner or Tenant; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or Tenant or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstated and in effect, for a period of sixty (60) consecutive days.

         1.2 "Agreement" shall mean this Purchase and Sale Agreement, together with Schedules A through T hereto, as it and they may be amended from time to time as herein provided.

         1.3 "Allocable Purchase Price" shall mean, with respect to each Property, the sum of the "Minimum Purchase Price" as set forth on Schedule A hereto, plus the "Price Adjustment" determined by Seller as set forth on Schedule A hereto, it being understood and agreed that the aggregate amount of the Allocable Purchase Prices of all three (3) Properties shall be no less than Forty-Seven Million Eight Hundred Thirty-Nine Thousand Dollars ($47,839,000) and no more than Forty-Eight Million Eight Hundred Thirty-Nine Thousand Dollars ($48,839,000), as determined by Seller in accordance with Section 3.4.

         1.4 "Architect" shall mean, with respect to each Property, that certain architect or architectural firm identified on Schedule S attached hereto.

         1.5 "As-Built" Drawings" shall mean the final "as-built" plans and specifications for the Improvements which are to be furnished by the Seller to Purchaser pursuant to Section 4.1 of this Agreement.

         1.6 "Assets" shall mean, with respect to any Property, all of the FF&E, the Contracts and the Intangible Property, collectively, now owned or hereafter (but prior to the Closing Date with respect to such Property) acquired by Seller in connection with or relating to the Property owned by Seller other than any Excluded Assets with respect to such Property.

         1.7 "Building Location Survey" shall have the meaning given such term in Section 2.4.

         1.8 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are authorized by law or executive action to close.

         1.9 Intentionally Omitted.

         1.10 "CHP" shall mean CNL Hospitality Properties, Inc., a Maryland corporation.

         1.11 "CHLP" shall mean CNL Hospitality Partners, L.P., a Delaware limited partnership.

         1.12 "Closing" shall have the meaning given such term in Section 3.1.

         1.13 "Closing Date" shall have the meaning given such term in Section 3.1.

         1.14 "Competitor" shall mean a Person that owns or has an equity interest in a hotel brand, tradename, system or chain (a "Brand") which is comprised of at least ten (10) hotels; provided that such Person shall not be deemed a Competitor if it holds its interest in a Brand merely as (i) a franchisee or (ii) a mere passive investor that has no control or influence over the business decisions of the Brand at issue, such as a mere limited partner in a partnership, a mere shareholder in a corporation or a mere payee of royalties based on a prior sale transaction. A mere passive investor that is represented by a Mere Director on the board of directors of a Competitor shall not be deemed to have control or influence over the business decisions of that Competitor.

         1.15 "Contracts" shall mean, with respect to any Property, equipment leases relating to telephone switches and voice mail relating to such Property and to which the Seller is a party and any other equipment leases relating to the Property and disclosed to Purchaser on or before Closing and which are to survive the Closing and to which the Seller is a party.

         1.16 "Controlling Interest" shall mean (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

         1.17     Intentionally Omitted.

         1.18     Intentionally Omitted.

         1.19     Intentionally Omitted.

         1.20     Intentionally Omitted.

         1.20A "Deposit" shall have the meaning given such term in Section 10.3

         1.21 "Engineer" shall mean with respect to any Property, that certain engineer or engineering firm identified on Schedule T attached hereto.

         1.22  "Entity"   shall  mean  any   corporation,   general  or  limited
partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

         1.23 "Environmental  Reports" shall have the meaning given such term in
Section 2.5.

         1.24 "Excluded Assets" shall mean, with respect to any Property, (i) any right, title or interest in any name containing any of the names "Marriott," "Residence Inn," "TownePlace Suites" and other marks used, or that may in the future be used, by MI or its affiliates, including the Seller of such Property (and Seller and MI shall have the right to remove any such name or mark appearing on any signage or other property pursuant to the terms of the Franchise Agreement for such Property), (ii) all property owned by the Seller or any of its affiliates, not normally located at such Property and used, but not exclusively, in connection with the operation of such Property, (iii) all items, tangible or intangible, consisting of Proprietary Information, (iv) computer software, (v) FAS, (vi) any Inventories located at such Property, (vii) working capital, including without limitation, cash, bank accounts and accounts receivable owned or held by Seller or any of its affiliates, (viii) all books, ledger sheets, files and records, (ix) all contracts pertaining to the operation of such Property other than the Contracts, and (x) any software, manuals, brochures or directives used by the Seller or any of its affiliates, in the operation of the Property that will be issued by the franchisor to the Tenant, as franchisee, under the Franchise Agreements.

         1.25 "FAS" shall have the meaning given such term in the Lease.

         1.26 "FF&E" shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Seller or any of its affiliates, and located in or at, or used in connection with the ownership, operation or maintenance of such Property, other than motor vehicles.

         1.27 "FF&E Schedule" shall have the meaning given such term in Section 4.5.

         1.28     "Intentionally Omitted"

         1.29 "Franchise Agreement" shall mean, in respect of each Property, the applicable Franchise Agreement to be entered into at or prior to the Closing of the purchase and sale of a Property between MI, as franchisor, and Tenant, as franchisee, substantially in the forms attached hereto at Schedule O-1 (Residence Inn Franchise Agreement), and O-2 (TownePlace Suites Franchise Agreement), respectively.

         1.30     "Guarantor" shall mean CHP  and CHLP, jointly and severally.

         1.31 "Guaranty of Landlord's Obligations" shall mean, in respect of each Property, the Guaranty in the form of Schedule B hereto to be entered into by Guarantor for the benefit of Tenant, in respect of the Lease for each Property and guarantying the landlord's obligations under such Lease.

         1.32  "Immaterial  Taking"  shall have the  meaning  given such term in
Section 2.6.

         1.33 "Improvements" shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of the Property and all appurtenances thereto acquired by Purchaser in connection with Purchaser's acquisition of the Property pursuant to the terms of this Agreement.

         1.34 "Intangible Property" shall mean, with respect to any Property, all transferable or assignable (a) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, liquor licenses, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities (hereinafter defined as "Permits") and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Property and (b) certificates, licenses, warranties and guarantees and the Contracts held by the Seller of such Property and/or Seller, other than (x) the Excluded Assets and (y) such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, the Tenant in order to permit the Tenant to operate such Property properly in accordance with the terms of the Leases.

         1.35 "Inventories" shall have the meaning given such term in the Lease.

         1.36 "Lease" shall mean, in respect of each Property, the Lease Agreement in the form of Schedule C attached hereto to be entered into by Tenant and the Purchaser of such Property, subject to such changes as may be reasonably requested by either party and approved by Purchaser, MI and Tenant, as the case may be, which approval shall not be unreasonably withheld, conditioned or delayed and as shall be required to conform the Lease to, and ensure the enforceability of the Lease under, the applicable laws of the state in which such Property is located.

         1.37 "Limited Rent Guaranty" shall mean the Limited Rent Guaranty in the form of Schedule D hereto to be entered into by MI in respect of each Lease.

         1.38     "Intentionally Omitted"

         1.39     "Intentionally Omitted"

         1.39A "Membership Interest Pledge" shall mean, in respect of each Property, the Membership Interest Pledge Agreement in the form of Schedule H hereto to be entered into by MI, or its affiliates, owning all of the outstanding membership interests in Tenant, as pledgor, and the Purchaser of such Property, as pledgee, as further security for the performance of Tenant's obligations under the Lease for such Property.

         1.40 "Mere Director" shall mean a Person who holds the office of director of a corporation and who, as such director, has the right to vote not more than twelve and one-half percent (12.5%) of the total voting rights on the board of directors of such corporation, and who represents or acts on behalf of a mere passive investor which neither (i) owns more than three percent (3%) of the total voting rights attributable to all shares or ownership interests of a Competitor, nor (ii) otherwise has the power to direct or cause the direction of the management or policies of a Competitor.

         1.40A  "Merrifield   Property"  shall  mean  the  Property  located  in
Merrifield, Virginia

         1.41 "MI" shall mean Marriott International, Inc., a Delaware corporation, its successor or successors by merger or operation of law, and assignee or assignees to whom it has transferred all or substantially all of its hotel and related lodging assets and/or businesses and which assumes in writing Marriott International, Inc.'s obligations under this Agreement.

         1.42 "Newark Property" shall mean the Property located in Newark, California.

         1.43 "Opening Date" shall mean, with respect to any Property, the date as of which all Improvements located at such Property, including, without limitation, all guest rooms and/or suites, shall be open for business to the public as a Residence Inn hotel or TownePlace Suites hotel, as the case may be.

         1.44 "Outside Substantial Completion Date" shall mean, with respect of any Property, June 30, 2001, subject to extension of such date on account of force majeure.

         1.45 "Owner Agreement" shall mean the Owner Agreement in substantially the form of Schedule E hereto to be entered into by MI, Tenant and CHLP in respect of each Lease.

         1.46     "Intentionally Omitted"

         1.47 "Permitted Encumbrances" shall mean, with respect to any Property:
(a) any and all matters affecting title to such Property as shown on Schedule E-1 hereto; (b) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations; (d) such other nonmonetary encumbrances which were granted by the Seller of the Property in order to facilitate, in Seller's reasonable discretion, the construction and operation of the Improvements; (e) any utility, drainage or other easements which are customary in connection with (or which reasonably serve) the Improvements; (f) the Lease; and (g) such other nonmonetary encumbrances with respect to such Property which are not objected to by the Purchaser in accordance with Sections
2.3 and 2.4.

         1.48 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         1.49 "Plans and Specifications" shall mean, with respect to each Property, those certain plans and specifications which have been approved by Purchaser and which are identified on Schedule E-2.

         1.50 "Property" shall mean the Real Property and Improvements relating to each of the hotels identified on Schedule A hereto, together with the Assets relating to such Property.

         1.51    "Properties" shall mean, collectively, each and every Property.

         1.52 "Proprietary Information" shall have the meaning given such term in the Lease.

         1.53 "Purchaser" shall mean CHLP and its permitted successors and assigns.

         1.54 "Real Property" shall mean, in respect to any Property, the real property described in the applicable Schedule F-1 through F-3 to this Agreement, together with all easements, rights of way, privileges, licenses and appurtenances which the Seller of such Property may now own or hereafter acquire with respect thereto, less any portion or portions thereof taken by way of an Immaterial Taking.

         1.55 "Reserve" shall have the meaning given such term in the Lease.

         1.56 "Seller" shall mean (a) with respect to the Property located in Newark, California and described on Schedule F-1 attached hereto, TownePlace Management Corporation; and (b) with respect to the Properties located in Mira Mesa, California and Merrifield, Virginia, and described on Schedule F-2 and Schedule F-3, respectively, Residence Inn by Marriott, Inc.

         1.57     "Intentionally Omitted"

         1.58     "Intentionally Omitted"

         1.59 "Substantial Completion" shall mean, with respect to any Property, substantial completion of the Improvements on such Property, including, without limitation, substantial completion of a hotel of the applicable brand set forth on Schedule A hereto, in conformance, in all material respects, with the Plans and Specifications therefor (other than so-called "punch-list" items as do not individually or in the aggregate substantially impair the use of such Property for its intended use).

         1.60 "Surveyor" shall mean, with respect to each Property, that certain surveyor identified on Schedule J-1 attached hereto.

         1.61 "Systems Standards Manual" shall mean the Systems Standards Manual (or successor thereto) attached hereto at Schedule Q, setting forth the standards and requirements for the construction, renovation and operation of hotels within the applicable brand (i.e., Residence Inn and TownePlace Suites) of hotel to be constructed and operated on the applicable Property.

         1.62 "Tenant" shall mean a limited liability company, wholly-owned, directly or indirectly, by MI.

         1.63  "Title  Commitments"  shall have the  meaning  given such term in
Section 2.3.

         1.64 "Title Company" shall mean First American Title Insurance Company or such other title insurance company as shall have been approved by the Purchaser and the Seller.

         SECTION 2.  PURCHASE-SALE; DILIGENCE.

         2.1 Purchase-Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Seller and the Seller hereby agrees to sell to the Purchaser, each of the Properties of Seller for the respective Allocable Purchase Prices relating thereto, subject to and in accordance with the terms and conditions of this Agreement.

         2.2 Diligence Inspections. Purchaser has approved (or is deemed to have approved for purposes of this Agreement) the Properties in their "as is, where is" condition as of the date hereof. In respect to the Improvements to be developed on the Properties by the Seller, the Seller shall permit the Purchaser and its representatives to inspect the Improvements at appropriate stages of completion at such reasonable times as the Purchaser or its representatives may request by reasonable prior notice to the Seller. During any such inspection, the Purchaser and its representatives shall minimize any resulting interference with ongoing construction at the Properties or the operation of the Properties as a hotel. To the extent that, in connection with such investigations, the Purchaser, its agents, representatives or contractors, damages or disturbs any of the Property, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all expense, loss or damage (including, without limitation, reasonable attorneys' fees) which the Seller may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with any such inspections, other than any expense, loss or damage arising from any act or omission of the Seller. The foregoing indemnification agreement shall survive the termination of this Agreement and the Closings hereunder.

         2.3 Title Matters. Purchaser has approved (or is hereby deemed to have approved) the state of title to the Properties and all exceptions thereto reflected in the written commitments for the issuance of (a) a title insurance policy for each of the Properties, copies of which commitments are attached hereto as Schedule I-1 (the "Commitments"), and (b) a Leasehold Owner's Title Insurance Policy for each of the Properties naming Tenant as the insured, copies of which commitments are attached hereto as Schedule I-2 (the "Leasehold Policy Commitment") (the Commitments and Leasehold Policy Commitments herein, collectively, the "Title Commitments"). Purchaser has approved the Commitments and the form of policy provided for therein. MI has approved the Leasehold Policy Commitments and the form of the leasehold policy provided for therein on behalf of the Tenant.

         In the event that Seller decides to encumber a Property with an additional document, instrument or other matter, Seller shall give Purchaser notice thereof together with a copy of the document, instrument or other matter to be placed of record against the Property ("Additional Exception"). Within five (5) Business Days after receipt of a notice of any Additional Exception with respect to any Property, the Purchaser shall give the Seller notice of its approval or disapproval thereof. Purchaser shall not withhold its approval of any such Additional Exception which would be a Permitted Encumbrance specified in clauses (a) through (g), inclusive, of Section 1.46, and shall not unreasonably withhold, delay or condition its approval of any other Additional Exception. If Purchaser fails to respond within said five (5) Business Day period, Purchaser shall be deemed to have approved such Additional Exception. If Purchaser unreasonably disapproves of any Additional Exception, Seller shall be excused from performing any term or condition (or any portion or aspect of a term or condition) of this Agreement which Seller is unable or unwilling to perform as a result of its inability to enter into and/or record such Additional Exception.

         In the event that an encumbrance is placed on any Property (other than a monetary encumbrance, which Seller shall pay, provided such encumbrance does not exceed $250,000) as a result of judicial action taken by a local, state, or Federal governmental entity with respect to violation of any state or Federal environmental laws not caused by, authorized or acquiesced to by Seller, the Purchaser's sole remedy shall be (A) to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser that portion of the Deposit allocable to the affected Property as provided in Section 10.3) or (B) to consummate the transactions contemplated hereby, notwithstanding such encumbrance, without any abatement or reduction in the Allocable Purchase Price for the affected Property on account thereof.

         2.4 Survey. Purchaser has approved the survey ("Existing Survey") for each of the Properties and all matters shown thereon, which surveys are identified on Schedule J-1 attached hereto. Prior to the Closing in respect of each Property, Seller shall have a survey prepared by the Surveyor for such Property so as to locate all Improvements thereon ("Building Location Survey") and to be certified as of a date no earlier than thirty (30) days prior to the Closing Date. Seller shall use commercially reasonable efforts to have the Surveyor's Certificate conform to the form of certificate contained in Schedule J hereto and to ensure that the Building Location Survey meets the survey requirements set forth in such Schedule J. A copy of the Building Location Survey shall be furnished by Seller to Purchaser when received by Seller.

         Within fifteen (15) Business Days after receipt of the Building Location Survey with respect to any Property, the Purchaser shall give the Seller notice of any matters shown thereon (other than the Permitted Encumbrances and any matters shown on the Existing Survey for such Property) which adversely affect such Property in any material respect, for which Purchaser is unable to obtain affirmative insurance at no cost, and as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to remedy the objectionable matters or pay for the cost to obtain affirmative insurance over the objectionable matter, the Seller shall give the Purchaser prompt notice thereof; it being understood and agreed that the failure of the Seller to give such notice within fifteen (15) Business Days after Seller's receipt of the Purchaser's notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unable or unwilling to remove (or pay the cost of insuring over same) any survey defect to which the Purchaser has reasonably objected, the Purchaser may elect (A) to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser that portion of the Deposit allocable to the affected Property as provided in Section 10.3) or (B) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Allocable Purchase Price for the affected Property on account thereof. The Purchaser shall make any such election by written notice to the Seller given on or prior to the fifth (5th) Business Day after the earlier of (x) Purchaser's receipt of the Seller's notice of its inability or unwillingness to cure (or pay the cost of insuring over) such defect and (y) the expiration of the 15-Business Day period within which Seller is required to respond to Purchaser's notice of objection, time being of the essence with respect to the giving of such notice. Failure of the Purchaser to give such notice within the time prescribed in the preceding sentence shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above.

         2.5 Environmental Reports. Purchaser has approved and accepts the environmental condition of the Properties as existing on the date hereof and as reflected in those certain Phase I environmental reports in respect of the Properties identified in Schedule R hereto ("Environmental Reports"). At the written election of Purchaser, made no later than twenty (20) days prior to the Closing Date for the acquisition of a given Property, the Seller and Purchaser shall order, with respect to such Property, an update of the Environmental Reports (the "Updated Environmental Reports").

         Within five (5) Business Days after receipt of an Updated Environmental Report with respect to any Property, the Purchaser shall give the Seller notice of any matters therein as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to cause such matters to be remedied to the reasonable satisfaction of the Purchaser, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give such notice within five (5) Business Days after receipt of the Purchaser's notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unwilling or unable to remedy any matters to which the Purchaser has reasonably objected, the Purchaser may elect (A) to terminate this Agreement with respect to the acquisition of the affected Property, in which event, this Agreement shall be of no further force and effect with respect to such acquisition and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser that portion of the Deposit allocable to the affected Property as provided in Section 10.3) or (B) to consummate the acquisition of the affected Property, notwithstanding such defect, without any abatement or reduction in the Allocable Purchase Price for the affected Property on account thereof. The Purchaser shall make any such election by written notice to the Seller given on or prior to the fifth (5th) Business Day after the earlier of (x) Purchaser's receipt of Seller's notice of its inability or unwillingness to cure such defect and (y) the expiration of the 5-Business Day period within which Seller was to have responded to Purchaser's notice of objection. Failure of the Purchaser to give such notice within the time prescribed by the preceding sentence shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above.

         2.6 Immaterial Taking. If prior to the Closing of the purchase of a Property, such Property is the subject of a condemnation which does not, in Seller's reasonable opinion, affect any material part of the Improvements and does not materially adversely affect access to the Improvements or compliance with applicable zoning or building requirements, including parking (an "Immaterial Taking"), Seller will provide written notice of such Immaterial Taking to Purchaser and this Agreement will remain in full force and effect in respect of the purchase and sale of such Property, but with an abatement of the Allocable Purchase Price for such Property equal to the amount of the award paid to Seller on account of such taking, less the amount of Seller's costs and expenses, including reasonable attorneys' fees and expenses, in establishing and collecting such award.

         2.7 Changes to Plans and Specifications. Purchaser shall have the following rights in respect of changes to the Plans and Specifications for the Improvements to be constructed on the Property:

         (a) In respect to any Property, Seller will not enter into a change order to the general contract for the construction of the Improvements on such Property (the "General Contract") without first receiving Purchaser's approval (such approval not to be unreasonably withheld, conditioned or delayed) where such change order would (i) effect a material change in the structural system of the Improvements other than as described in the Outline of Structural Systems attached hereto as Schedule K, or (ii) effect a change which would decrease the cost of the Improvements by Fifty Thousand Dollars ($50,000.00) or more and result in a reduction of a standard provided for in the Systems Standards Manual applicable to such Improvements.

                  (b) Seller shall provide to Purchaser a copy of any change order to the General Contract which effects a change in the amount of One Hundred Thousand Dollars ($100,000.00) or more. Such copies will be for informational purposes only; Purchaser will not have the right to approve or disapprove changes in the Plans and Specifications except to the extent provided for in Section 2.7(a) above.

         (c) In the event that Seller materially deviates from the Plans and Specifications as to any Property (and such deviation (x) resulted in a material change in the structural system of the Improvements to such Property other than as described in the Outline of Structural Systems attached hereto as Schedule K, or (y) resulted in a change which decreased the cost of the Improvements by Fifty Thousand Dollars ($50,000.00) or more and resulted in a reduction of a standard or standards provided for in the Systems Standards Manual applicable to such Improvements), Seller may, but is not obligated, to remedy such deviations. If Seller elects not to remedy the deviations, Purchaser's sole remedy shall be either (i) to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser that portion of the Deposit allocable to the affected Property as provided in Section 10.3), or
(ii) to proceed to close in accordance with this Agreement without any abatement in the Allocable Purchase Price for such Property.

         SECTION 3.  PURCHASE AND SALE.

         3.1 Closing. (a) The purchase and sale of the Properties shall be consummated at one or more closings (each, a "Closing") in escrow with the Title Company at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m. local time, the Closing with respect to any Property to occur on a date (each, a "Closing Date") designated by Seller in a written notice ("Closing Notice") from Seller to Purchaser stating that Substantial Completion and the Opening Date have occurred with respect to such Property. Such Closing Date shall not be less than thirty (30) days nor more than forty-five (45) days after the Closing Notice, or such later date as of which all conditions precedent to the Closing herein set forth with respect to the applicable Property have either been satisfied or waived by the party in whose favor such conditions run. In the event that Closing with respect to a given Property shall not have occurred within ninety (90) days after the Outside Substantial Completion Date, either party (provided such party shall not be in default hereunder), shall have the right, by the giving of written notice to the other, to terminate this Agreement with respect to such Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser that portion of the Deposit allocable to the affected Property as provided in Section 10.3).

         3.2      Intentionally Omitted.

         3.3 Purchase Price. At each Closing, the Allocable Purchase Price for each Property being purchased shall be payable by wire transfer of immediately available funds on the applicable Closing Date to an account or accounts to be designated by the Seller prior to such Closing, subject to any adjustments and apportionments made pursuant to Section 9.1 of this Agreement.

         3.4 Seller's Determination of Purchase Price. At least ninety (90) days prior to the Closing Date for the acquisition of a Property, Seller shall provide written notice to Purchaser of the Allocable Purchase Price for such acquisition. With respect to each Property, the "Individual Maximum Purchase Price" shall mean the Minimum Purchase Price (plus, in the case of the Newark Property, the maximum Price Adjustment allowable for such Property, as set forth at Schedule A attached hereto; provided that the Allocable Purchase Price for all the Properties shall not exceed Forty-Eight Million Eight Hundred Thirty-Nine Thousand Dollars ($48,839,000) (the "Aggregate Maximum Purchase Price") and, provided further, that the Price Adjustment for the Newark Property, if any, shall be equal to the amount by which the total actual project costs for such Property as certified by Seller exceeds the Minimum Purchase Price for such Property (not to exceed One Million Dollars ($1,000,000), as provided in Schedule A).

         3.4A     Intentionally Omitted

         3.5 Seller's Option to Terminate. In addition to any other right of Seller to terminate provided for elsewhere in this Agreement, Seller shall be entitled to terminate its obligations to sell any Property, and its and/or Tenant's obligation to lease such Property and any other transaction contemplated herein (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including this Agreement), if Seller elects, in its sole and unfettered discretion, not to commence or complete development of such Property as a hotel as contemplated by this Agreement. In the event Seller elects to terminate its obligations to sell any Property pursuant to this Section 3.5, this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser that portion of the Deposit allocable to the affected Property as provided in Section 10.3).

         3.6 Competitor. In the event that any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, results, directly or indirectly, in a Competitor owning a Controlling Interest in Purchaser, Seller shall have the right, but not the obligation, to terminate this Agreement with respect to any one or more of the Closings which have not yet occurred (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including this Agreement), and, solely with respect to this Section 3.6, Purchaser shall be entitled to direct Escrow Agent to either (a) refund to Purchaser the entire Deposit (not previously applied at a Closing or refunded to Purchaser) if Seller elects to terminate all Closings which have not yet occurred, or (b) refund to Purchaser the portion of the Deposit allocable to such affected Property as provided in Section 10.3, if Seller elects to terminate fewer than all of the Closings which have not yet occurred.

         SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

         The obligation of the Purchaser to acquire each of the Properties on the applicable Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent on and as of such Closing Date:

         4.1 Closing Documents. The Seller shall have delivered to the Purchaser with respect to the applicable Property:

         (a) A grant deed (for each Property located in California) or a special warranty deed (for the Property located in Virginia), duly executed by the Seller, conveying to Purchaser good and marketable title to the Property, free from all liens, encumbrances, security interests, options and adverse claims of any kind or character, subject to the Permitted Encumbrances and except as otherwise specifically permitted hereunder;

         (b) A Warranty Bill of Sale, an Assignment of Contracts, an Assignment of Intangible Property and an Assignment of Construction-Related Contracts, each duly executed by Seller (or MI, as applicable), transferring and assigning to Purchaser all rights, title and interest of Seller (and MI, as applicable) in the Assets, together with, to the extent the same are in the Seller's or MI's (or their agent's) possession, original (or copies certified by Seller as true and correct), fully executed copies of all agreements constituting any of the same;

         (c)      The Lease for the Property duly executed by Tenant;

         (d)      The Limited Rent Guaranty duly executed by MI;

         (e) The Membership Interest Pledge duly executed by Seller (or, at any Closing occurring after the first Closing, a written certification and acknowledgment by Seller that the Membership Interest Pledge continues in force and effect in accordance with its terms);

         (f) A copy of the fully executed Franchise Agreement with respect to the applicable Property ;

         (g) The Owner Agreement duly executed by MI;

         (h) A copy of the final certificate of occupancy for the applicable Property;

         (i) An architect's certificate in respect of the Improvements to the applicable Property in the form attached hereto as Schedule L, or as otherwise provided in Section 4.2(c) below;

         (j) An engineer's certificate in respect of the Improvements to the applicable Property in the form attached hereto as Schedule M, or as otherwise provided in Section 4.2(c) below;

         (k) Certified copies of applicable resolutions and certificates of incumbency with respect to the Seller, Tenant, MI, and such other persons as the Purchaser may reasonably require;

         (l)      Intentionally omitted.

         (m) A certificate of a duly authorized officer of MI and Seller confirming the continued truth and accuracy of the representations and warranties of the Seller in this Agreement (subject to such changes as Seller has given notice of to Purchaser pursuant to Section 6 and subject to Section 4.2(b));

         (n) The Building Location Survey;

         (o) The "As-Built" Drawings;

         (p) The Permits (or copies thereof certified by Seller as true and correct);

         (q) The Contracts (or copies thereof certified by Seller as true and correct);

         (r) Copies of any and all warranties and guarantees pertaining to the Improvements, specifically including the manufacturers roof membrane warranty issued with respect to the buildings comprising the Improvements;

         (s) Insurance certificates to be provided by Tenant pursuant to the Lease;

         (t) The FF&E Schedule;

         (u) Intentionally omitted;

         (v) An Owner's affidavit in the usual and customary form of the Title Company for the purpose of satisfying any request for the same in the applicable Title Commitment;

         (w) Intentionally omitted;

         (x) A settlement statement;

         (y) Any required bonds and a certificate of substantial completion substantially in the form set forth in AIA Form G704;

         (z) A copy of the final "punch-list" work, if any, required upon Substantial Completion of the Improvements for such Property certified by Seller;

         (aa) Joint written notification from Seller and Purchaser to Escrow Agent pursuant to the Escrow Agreement (hereinafter defined) authorizing the release of the portion of the Deposit allocable to the applicable Property for application to the Allocable Purchase Price for such Property; and

         (bb) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         4.2      Condition of Applicable Property

         (a) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the applicable Property;

         (b) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the applicable Property shall be in full force and effect; however, in the event that Seller fails to obtain any such licenses, permits or other authorizations and discloses same to Purchaser, Purchaser may, but shall not be required to, waive Seller's compliance with
Section 6.16 of this Agreement and proceed with Closing; and

         (c) The Purchaser shall have received an architect's certificate in the form of Schedule L executed by the Architect and an engineer's certificate in the form of Schedule M, executed by the Engineer in respect of the applicable Property; provided, however, that in the event that Seller is not able to deliver to Purchaser either or both of the foregoing certificates executed by the Architect and/or Engineer, as applicable, Purchaser shall accept in lieu thereof, a certificate executed by Seller in substantially the form attached hereto as Schedule L-1 and/or Schedule M-1, as applicable.

         4.3      Title Policies and Surveys.

         (a) The Title Company shall be prepared, subject only to payment of the applicable premium and delivery of all conveyance documents, to issue the title policies pursuant to the Title Commitments with respect to the applicable Property, in accordance with Section 2.3.

         (b) The Purchaser shall have received the Building Location Survey with respect to the applicable Property, in accordance with Section 2.4.

         4.4 Opinions of Counsel. The Purchaser shall have received a written opinion from counsel to the Seller and MI (which may be its in-house counsel), in form and substance reasonably satisfactory to the Purchaser and its counsel, regarding the organization, good standing and/or authority of the Seller and MI, the Tenant, and the guarantor under the Limited Rent Guaranty and the enforceability of this Agreement, the Lease in respect of the applicable Property, the Limited Rent Guaranty, the Owner Agreement and the Membership
Interest Pledge and such other matters with respect to the transactions contemplated by this Agreement as the Purchaser may reasonably require.

         4.5 FF&E Schedule. No later than twenty (20) days prior to Closing of the purchase of any Property, Seller shall provide to Purchaser a schedule (the "FF&E Schedule") of all FF&E at the Property (other than the FF&E listed in the Plans and Specifications) owned by such Seller and which FF&E is intended to be part of the Assets to be owned by Purchaser upon and following such Closing. Upon reasonable prior notice to Seller, Purchaser shall be entitled to inspect the FF&E at the Property prior to Closing in order to confirm and verify the FF&E Schedule.

         4.6      Other.

                  (a) The representations and warranties of the Seller and MI set forth in Section 6 hereof (as the same may have been changed by notice from Seller as provided therein) shall be true, correct and complete in all material respects on and as of the Closing Date;

                  (b) No Act of Bankruptcy on the part of the Seller, MI or Tenant shall have occurred and remain outstanding as of the Closing Date;

                  (c) The Seller shall be the sole owner of good and marketable title to the applicable Property free and clear of all liens, encumbrances, restrictions, conditions and agreements (other than the Permitted Encumbrances and this Agreement);

                  (d)  Intentionally Omitted;

                  (e) There shall be no unsatisfied state or federal tax liens against or affecting the applicable Seller, or any tax audit of the applicable Seller in process, which could result in a lien against the applicable Property; and

                  (f) There shall be no outstanding, unsettled claim against the applicable Seller arising under any insurance policies in respect of such Seller or the applicable Property which could result in a lien against the applicable Property.

         SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

         The obligation of the Seller to convey and transfer to the Purchaser each of the Properties on the applicable Closing Date is subject to the satisfaction or waiver of the following conditions precedent on and as of such Closing Date:

         5.1 Purchase Price. The Purchaser shall deliver to the Seller the Allocable Purchase Price of the applicable Property as provided in Section 3.3.

         5.2  Closing  Documents.  The  Purchaser  shall have  delivered  to the
Seller:

                  (a)  Duly  executed  and  acknowledged   counterparts  of  the
documents described in Subsections 4.1(b), (c), (d), (e), (g), (x) and (aa);

                  (b) The Guaranty of Landlord's Obligations duly executed by the Guarantor;

                  (c) A certificate of a duly authorized officer of the Purchaser confirming the continued truth and accuracy of the representations and warranties of the Purchaser in this Agreement;

                  (d)   Certified   copies   of   applicable   resolutions   and
certificates of incumbency with respect to the Purchaser, the Guarantor, and such other persons as the Seller or the Tenant may reasonably require; and

                  (e) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         5.3 Opinions of Counsel. The Seller shall have received a written opinion from (a) Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Purchaser (or other counsel reasonably acceptable to Seller, MI and its counsel), in form and substance reasonably satisfactory to Seller and its counsel, regarding the good standing and authority of the Purchaser and the Guarantor, and (b) counsel reasonably acceptable to Seller, MI, and its counsel regarding the enforceability of this Agreement, the Lease, the Owner Agreement, the Guaranty of Landlord's Obligations and such other matters with respect to the transactions contemplated by this Agreement as MI, Seller or Tenant may reasonably require.

         SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         To induce the Purchaser to enter into this Agreement, the Seller and MI, represent and warrant to the Purchaser as follows:

         6.1 Status and Authority of the Seller. The Seller is, or will be at or before Closing, a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to transact business and is in good standing in the state in which such Seller's Property is located.

         6.2 Status and Authority of MI. MI is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. MI has duly qualified to transact business and is in good standing in each of the states in which the Properties are located.

         6.3      Intentionally Omitted

         6.4 Status and Authority of Tenant. Tenant is, or will be at Closing, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing under the laws of the state in which the Property leased under the applicable Lease is located.

         6.5      Intentionally Omitted

         6.6      Intentionally Omitted

         6.7      Intentionally Omitted

         6.8 Employees The Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued with respect to all individuals employed by the Seller at the Property relating to the period prior to the applicable Closing and Tenant shall be responsible for payment of all wages, salaries and benefits relating to the period commencing on and from and after such Closing. At no time hereunder, upon Closing or under the Lease, shall any of the employees at the Property including employees of any manager thereof, be or be deemed to be the employees of Purchaser, and upon and after Closing, be or be deemed to be transferred to Purchaser. If required, the Seller will comply with the notice and other requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar state or local legislation with respect to such employee matters, and such obligation shall survive Closing, notwithstanding anything to the contrary in the WARN Act. Because Purchaser at no time will be or be deemed to be the employer of employees at the Property, it is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee at the Property including employees of any manager thereof, or of the Seller attributable to any time period up to, upon and after Closing. Similarly, there shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements for or concerning such employees which shall be binding upon Purchaser.

         6.9 Existing Agreements. There are no (or will not be at the Closing) service contracts, maintenance agreements, leasing commissions or brokerage agreements, repair contracts, property management contracts, contracts for the purchase or delivery of labor, services, materials or goods, supplies or equipment, leases, licensees or occupancy agreements, or similar agreements entered into by or on behalf of any Seller which will be obligations of Purchaser after the Closing, other than (i) the Permitted Encumbrances, (ii) the documents to be assigned to the Purchaser pursuant to the terms hereof, (iii) the Contracts, (iv) the Lease, (v) the Owner Agreement, and (vi) any other document or instrument given or entered into in connection with Closing.

         6.10 Tax Returns. All tax returns for privilege, gross receipts, excise, sales and use, personal property and franchise taxes required by law to be filed by a Seller of any Property prior to the date of the Closing applicable to such Property will be prepared and duly filed, prior to the Closing (or after Closing with respect to pre-Closing matters) and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, will be paid by Seller prior to Closing, or allowance made therefor at Closing.

         6.11 Action of MI and Seller. MI and Seller have taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by MI or the Seller on or prior to each Closing Date, such document shall constitute the valid and binding obligation and agreement of MI and/or Seller, as applicable, enforceable against MI and/or Seller, as applicable, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

         6.12 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Seller and/or MI, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller and/or MI, as the case may be, is bound.

         6.13 Litigation. Neither Seller nor MI has received written notice of and, to the Seller's and MI's knowledge, no investigation, action or proceeding is pending or, to the Seller's and MI's knowledge, threatened, and the Seller has not received written notice of and, to the Seller's and MI's knowledge, no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) may result in or subject the applicable Property to a material liability which is not covered by insurance, whether or not Purchaser is indemnified by Seller and/or MI with respect to the same, or (c) involves condemnation or eminent domain proceedings against any material part of the applicable Property.

         6.14 Not A Foreign Person. The Seller is not a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         6.15 Construction Contracts; Mechanics' Liens. At the Closing, there will be no outstanding contracts made by the Seller for the construction or repair of any Improvements relating to the Property which have not been fully paid for or provision for the payment of which has not been made by Seller and Seller shall discharge and have released of record or bonded all mechanics' or materialmen's liens, if any, arising from any labor or materials furnished to such Property prior to the Closing to the extent any such lien is not insured over by the Title Company or bonded over pursuant to applicable law.

         6.16 Permits, Licenses. As of the Closing related to a Property, there will be in effect all material licenses (including liquor licenses, if required), permits and other authorizations necessary for the then current use, occupancy and operation of such Property, unless failure to obtain any such licenses, permits and other authorizations is disclosed to Purchaser, and Purchaser waives compliance herewith in accordance with Section 4.2(b) of this Agreement.

         6.17 Hazardous Substances. Except as otherwise disclosed to Purchaser, including without limitation any matters described in the Environmental Reports and any Updated Environmental Reports, to the Seller's and MI's knowledge, the Seller of the subject Property, since the date that Seller acquired title to the Property, has not stored or disposed of (or engaged in the business of storing or disposing of, or authorized the storage or disposal of) nor has released nor caused nor authorized the release of any hazardous waste, contaminants, oil, radioactive or other material on such Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and which has not as of the Closing Date been removed from the subject Property in accordance with such applicable statutes, laws, ordinances, rules or regulations.

         6.18 Insurance. The Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

         6.19 Condition of Property. To MI's and Seller's knowledge, the Improvements on the Property, as of the applicable Closing Date, will be in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship, constructed with materials that are "new," subject to such "punch list" work as may be required upon Substantial Completion of such Improvements.

         6.20 Financial Information. Financial information, including, without limitation, all books and records and financial statements relating to the applicable Property, which have been provided to Purchaser are true, correct and complete in all material respects.

         6.21 Contracts. Seller has performed all of its obligations under each Contract to which the applicable Seller is a party or is subject and no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default under any such Contract. Further, to Seller's knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder.

         6.22 Title to FF&E. The applicable Seller has good and marketable title to the FF&E described on the FF&E Schedule and in the Plans and Specifications (to the extent that the Plans and Specifications describe FF&E).

         6.23 FF&E. The FF&E Schedule and the Plans and Specifications (to the extent the Plans and Specifications describe FF&E) accurately describe in all material respects the FF&E owned by the applicable Seller and located at such Seller's Property and, to Seller's knowledge, such FF&E is "new" and has not been used prior to its use at such Property.

         The representations and warranties made in this Agreement by Seller and, if applicable, MI, in Section 6.1 through Section 6.14, inclusive, are made as of the date hereof and shall be deemed remade by the Seller and, if applicable, MI, as of each Closing Date for the Property then being conveyed by the Seller, with the same force and effect as if made on, and as of, such date; and the representations and warranties made in this Agreement by Seller and, if applicable, MI, in Section 6.15 through Section 6.23, inclusive, shall be made as of the Closing Date in respect of the Property being sold and transferred, provided, however, that, the Seller shall have the right, from time to time prior to the applicable Closing Date, with respect to any Property as to which a Closing has not yet occurred, to modify the representations and warranties made in Section 6.12 (No Violation of Agreements), Section 6.13 (Litigation) and
Section 6.18 (Insurance) as a result of changes in applicable conditions beyond the control of Seller, by notice to the Purchaser and, in such event, the representations and warranties shall be deemed modified to the extent required by such changes, and (a) if Seller and MI agree to indemnify Purchaser against any loss that may be suffered by Purchaser as a result of such changes, then Purchaser will be required to close hereunder without any abatement of Allocable Purchase Price or changes in any other condition, and (b) if Seller and MI elect not to so indemnify Purchaser, Purchaser shall have the option to either accept the change and close, or reject the change, in which case Purchaser's obligation to purchase the Property in question shall terminate. All representations and warranties made in this Agreement by the Seller and MI shall survive the applicable Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced, if at all, on or before the date which is twelve
(12) months after the date of such Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

         Prior to any Closing contemplated by this Agreement, Purchaser will have had the opportunity to investigate independently all physical aspects of the Property which is the subject of the Closing, and to make all such independent inspections and/or investigations of such Property that Purchaser deems necessary or desirable including, without limitation, review of the building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations or other private parties affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural certificates, tests and third-party reports (if any), governmental agreements and approvals and architectural plans and site plans. Purchaser represents and warrants that, in entering into this Agreement, Purchaser has not relied on any representation, warranty, promise or statement, express or implied, of Seller or MI, or anyone acting for or on behalf of Seller or MI, other than as expressly set forth in this Agreement; AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND MI, PURCHASER ACKNOWLEDGES THAT THE PROPERTY OWNED BY THE SELLER WILL, UPON THE ACQUISITION BY PURCHASER OF SUCH PROPERTY, BE IN ITS "AS IS" CONDITION AND IN ITS "AS IS" STATE OF REPAIR, WITH ALL FAULTS SUBJECT ONLY, HOWEVER, TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER AND MI FOR THE BENEFIT OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT.

         Except  as  otherwise  expressly  provided  in  this  Agreement  or any documents executed and delivered by Seller or MI to the Purchaser at the Closing, the Seller and MI disclaim the making of any representations or warranties, express or implied, regarding the Properties or matters affecting the same, whether made by the Seller or MI, on the Seller's behalf or on MI's behalf, or otherwise, including, without limitation, the physical condition of the Properties, title to, the boundaries or other survey matters of, the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. The Purchaser acknowledges that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental,  economic  and  legal  condition  of  each  Property,  except  as expressly  provided in Section 6.12,  Section 6.13,  Section 6.15, Section 6.16,
Section 6.17, Section 6.19, Section 6.20 and Section 6.22. The Purchaser further acknowledges that it has not received from or on behalf of the Seller or MI, any accounting, feasibility, marketing, economic, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors.

         As used in this Agreement, the phrases "to Seller's knowledge," "to MI's knowledge" and "to Seller's and MI's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Daryl Nickel (and any subsequent officer of Lodging Development at MI having direct oversight responsibility for the transactions contemplated hereby), or Catherine Young (and any subsequent finance officer of MI having direct oversight responsibility for the transactions contemplated hereby), or Bill Hoy (and any subsequent Vice President - Design and Project Management of Marriott International Design and Construction Services, Inc. having direct oversight responsibility for the transactions contemplated hereby) or of an employee of Seller or MI, or any Affiliated Person as to either, assigned to work at the Property in connection with construction of the Improvements and/or in connection with the installment of the FF&E on a full-time basis, if any.

         SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         To induce the Seller to enter into this Agreement, the Purchaser and, if Purchaser is other than CHLP, CHLP represents and warrants to the Seller as follows:

         7.1 Status and Authority of the Purchaser. The Purchaser is duly organized and validly existing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser is, or will be by the Closing Date, duly qualified and in good standing in each of the states in which the Properties are located.

         7.2 Status and Authority of the Guarantors. CHLP is a limited partnership duly organized and validly existing under the laws of the State of Delaware. CHP is a corporation duly organized and validly existing under the laws of the State of Maryland. CHP and CHLP each has all requisite power and authority under the laws of the state under whose laws it has organized or incorporated and under their respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. CHLP is, or will be by the Closing Date, duly qualified and in good standing in each of the states in which the Properties being acquired are located.

         7.3 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to each Closing Date, such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

         7.4 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

         7.5 Litigation. Purchaser has received no written notice of and, to Purchaser's knowledge, no investigation, action or proceeding is pending and, to Purchaser's knowledge, no action or proceeding is threatened and Purchaser has received no notice of, and to Purchaser's knowledge, no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

         The representations and warranties made in this Agreement by the Purchaser are made as of the date hereof and shall be deemed remade by the Purchaser as of the applicable Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the Purchaser shall survive the applicable Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served, if at all, on or before the date which is twelve (12) months after the date of such Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

         As used in this Agreement, the phrase "to Purchaser's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Charles Muller, James Seneff and Robert Bourne.

         SECTION 8.  COVENANTS OF THE SELLER.

         The Seller and MI hereby covenant with the Purchaser as follows:

         8.1 Compliance with Laws. From the date of this Agreement to the Closing Date for the purchase of a Property, Seller shall use commercially reasonable efforts to comply in all material respects with (i) all laws, regulations and other requirements affecting the Property, from time to time applicable, of every governmental body having jurisdiction of such Property or the use or occupancy of any Improvements located thereon and (ii) all terms, covenants and conditions of instruments of record affecting such Property.

         8.2 Completion of Punch List; Correction of Defects. In respect of any Property which has been sold and transferred to Purchaser at a Closing hereunder, to complete, at the Seller's or MI's cost, all punch-list items and any work required to obtain the final Certificate of Occupancy if not available at Closing and to correct, at Seller's or MI's cost, all defects in the Improvements that are discovered and disclosed by or to the Seller within one year following the acceptance of the Improvements by the Seller from the general contractor for such Improvements. At Closing, Seller and MI shall, at Purchaser's request, certify the outside date of such one-year warranty period to Purchaser. The Purchaser agrees to cooperate with the Seller, MI and/or the Tenant in enforcing any applicable warranties or guaranties with respect to such defects. Seller and/or Tenant shall have the exclusive right and obligation to pursue the aforementioned rights and remedies; however, in the event that Seller and/or Tenant fails to exercise such rights and remedies, after ten (10) days from notice by Purchaser to Seller of such failure to exercise such rights and remedies, Purchaser shall then have the right to pursue the same. The provisions of this Section 8.2 shall survive any Closing under this Agreement.

         8.3 Insurance. The Seller shall, at no expense to the Seller, reasonably cooperate with Purchaser in connection with Purchaser's obtaining any insurance which may be required to be maintained by Purchaser under the terms of the Lease for each Property following the Closing.

         8.4 Material Defects in Structural Systems. If, to Seller's or MI's knowledge, a material construction defect or a material design defect in the structural system of the Improvements being constructed on a Property exists at any time during construction and prior to Closing, Seller or MI shall disclose the same to Purchaser, provided that neither Seller nor MI shall have any obligation to correct such disclosed defects if the cost to correct such defects exceeds $250,000. If such cost exceeds $250,000 and Seller and MI elect not to correct, then Purchaser's sole remedy shall be to terminate this Agreement with respect to the affected Property, in which event this Agreement shall terminate and be of no further force or effect with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the portion of the Deposit allocable to such affected Property as provided in Section 10.3).

         8.5 Final Payment. Upon final payment to the general contractor in respect of a given Property, Seller shall provide Purchaser with a copy of the final requisition received from the general contractor, evidence of Seller's payment thereof, and a final release of liens.

         SECTION 9.  APPORTIONMENTS.

         9.1 Apportionments. Representatives of the Purchaser, Tenant and the Seller shall make and perform any and all of the adjustments and apportionments which are appropriate and usual for a transaction of this nature, taking into account the applicable provisions of the Leases and this Agreement. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of the Seller and the Purchaser at the applicable Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after such Closing Date, based upon an agreed accounting performed by representatives of the Seller, Tenant and the Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1 within such ninety-day period, upon application by either party, a certified public accountant reasonably acceptable to the Purchaser and the Seller shall determine any such adjustments which have not theretofore been agreed to between the Seller and the Purchaser. The charges of such accountant shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.

         9.2 Closing Costs. (a) All Third-Party Costs (hereinafter defined) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. As used herein, the term "Third-Party Costs" shall include the following: (i) environmental reports prepared in connection with the purchase and sale of the Properties pursuant to this Agreement; (ii) property surveys of the Properties prepared in connection with due diligence under this Agreement;
(iii) premiums for the title insurance policies to be provided at each Closing pursuant to Section 2.3 and Section 4.3(a); (iv) any closing or escrow charges or other expenses payable to the Title Company conducting the Closing; and (v) property appraisals prepared in connection with the purchase and sale of the Properties pursuant to this Agreement.

         (b) Seller and Purchaser shall each pay one-half of any transfer, sales, use, recordation or other similar taxes, impositions or expenses incurred in connection with the Closings of the transactions contemplated hereby and/or the recordation or filing of any documents or instruments in connection therewith or the sale, transfer or conveyance of any of the Property from Seller to Purchaser or the lease of the Property from Purchaser to Tenant; provided Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to Closing, and Purchaser or Tenant, as applicable, shall be solely responsible for all such taxes for any period from and after Closing, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller and any income tax arising as a result of the lease of the Property from Purchaser to Tenant shall be the sole responsibility of Tenant or Purchaser, as applicable.

         (c) Except as expressly provided in this Section 9, Seller and Purchaser shall each pay their own separate costs and expenses incurred in connection with the transactions contemplated hereby, including the fees and expenses of counsel in connection with the preparation and negotiation of this Agreement, the Leases and all other documents and instruments in connection therewith and in consummating any and all of the transactions contemplated hereby and thereby.

         (d) The obligations of the parties under this Section 9 shall survive the Closings.

         SECTION 10.  DEFAULT.

         10.1 Default by the Seller. If the Seller or MI shall have made any representation or warranty herein which shall be untrue in any material respect when made or updated as herein provided, or if the Seller or MI shall fail to perform any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) days (or such additional period as may be reasonably required to effectuate a cure of the same) after notice thereof from the Purchaser, the Purchaser may terminate this Agreement with respect to the affected Property and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of such affected Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the portion of the Deposit allocable to the affected Property as provided in Section 10.3), and/or the Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief; provided, however, that, (x) in no event shall the Seller or MI be liable for (and Purchaser hereby agrees that it will not commence or prosecute any action for) consequential or punitive or exemplary damages and (y) in no event shall the aggregate liability of the Seller or MI under this Agreement exceed an amount equal to Two Million Three Hundred Ninety-One Thousand Nine Hundred Fifty Dollars ($2,391,950) plus the reasonable attorneys' fees and expenses incurred by Purchaser in enforcing the Agreement against Seller and/or MI in respect of Seller's or MI's default. It is understood and agreed that for purposes of this Section 10.1, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

         10.2 DEFAULT BY THE PURCHASER. IF THE PURCHASER SHALL HAVE MADE ANY REPRESENTATION OR WARRANTY HEREIN WHICH SHALL BE UNTRUE OR MISLEADING IN ANY MATERIAL RESPECT OR IF THE PURCHASER SHALL FAIL TO PERFORM ANY OF THE COVENANTS AND AGREEMENTS CONTAINED HEREIN AND SUCH CONDITION OR FAILURE SHALL CONTINUE FOR A PERIOD OF TEN (10) DAYS (OR SUCH ADDITIONAL PERIOD AS MAY BE REASONABLY REQUIRED TO EFFECTUATE A CURE OF THE SAME; PROVIDED THAT NO SUCH EXTENSION OF TIME SHALL APPLY TO PURCHASER'S FAILURE TO PAY THE ALLOCABLE PURCHASE PRICE AT CLOSING OR OTHERWISE OPERATE TO EXTEND THE CLOSING DATE) AFTER NOTICE THEREOF FROM THE SELLER, THE SELLER MAY, AS ITS SOLE AND EXCLUSIVE REMEDY, AT LAW, OR IN EQUITY, TERMINATE THIS AGREEMENT WITH RESPECT TO ANY PROPERTY OR PROPERTIES AS TO WHICH A CLOSING SHALL NOT YET HAVE OCCURRED, WHEREUPON, THE PURCHASER SHALL PAY TO THE SELLER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY FOR AND ON ACCOUNT OF SUCH PROPERTIES (BUT NOT FOR EACH PROPERTY), THE SUM OF TWO MILLION THREE
HUNDRED NINETY-ONE THOUSAND NINE HUNDRED FIFTY DOLLARS ($2,391,950) PLUS THE REASONABLE ATTORNEYS' FEES AND EXPENSES INCURRED BY

SELLER IN ENFORCING THE AGREEMENT AGAINST PURCHASER IN RESPECT OF PURCHASER'S DEFAULT.


---------------------------------------    -------------------------------------
         PURCHASER'S INITIALS                           SELLER'S INITIALS
---------------------------------------    -------------------------------------

/s/ CBS                                      /s/ MED
CNL HOSPITALITY                              TOWNEPLACE MANAGEMENT
PARTNERS, LP                                 CORPORATION

                                             /s/ MED
                                             RESIDENCE INN BY MARRIOTT, INC.

                                             /s/ MED
                                             MARRIOTT INTERNATIONAL, INC.
---------------------------------------     ------------------------------------

         It is understood and agreed that for purposes of this Section 10.2, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

         10.3 Purchaser's Deposit. In order to secure Purchaser's performance hereunder, including, without limitation, its obligation to pay liquidated damages as provided in Section 10.2, Purchaser has heretofore provided, or will provide immediately upon the execution and delivery of this Agreement, a Two Million Three Hundred Ninety-One Thousand Nine Hundred Fifty Dollars ($2,391,950) cash deposit (said deposit is herein referred to as the "Deposit") to the Escrow Agent. The Escrow Agent shall hold and disburse the Deposit pursuant to the terms of the Escrow Agreement entered into among Seller, Purchaser and Escrow Agent of even date herewith, a true copy of which is attached hereto as Schedule P (the "Escrow Agreement").

         If Purchaser defaults on its obligations hereunder such that Seller becomes entitled to the $2,391,950 liquidated damages as provided in Section 10.2, Seller shall be immediately entitled to the entire ($2,391,950) Deposit as such liquidated damages. If Purchaser elects to terminate this Agreement in respect of a Property pursuant to Sections 2.3, 2.4, 2.5, 2.7 or 8.4, or if Seller elects to terminate this Agreement pursuant to the provisions of Section
3.5 or 3.6, or if either party elects to terminate  this  Agreement  pursuant to
Section 3.1, Purchaser shall be entitled to the prompt return of the portion of the Deposit allocable to the affected Property (as provided below) and the parties shall so direct the Escrow Agent to pay such portion to Purchaser and thereupon shall have no further obligations hereunder in respect of such Property except any obligations which expressly survive a termination of this Agreement. In the event Seller becomes entitled to the Deposit hereunder, the Escrow Agent shall promptly disburse the Deposit to Seller in the manner provided for in the Escrow Agreement.

         The Deposit shall be held by Escrow Agent in an interest-bearing account and Escrow Agent shall be authorized to deliver the interest accrued thereon from time to time to Purchaser. Upon the occurrence of Closing in respect of a given Property, the Escrow Agent shall return to the Purchaser that portion of the Deposit allocable to the Property being closed upon. For purposes hereof, the Deposit shall be allocated among the Properties as follows:
Residence Inn, Mira Mesa, California, $771,150; Residence Inn, Merrifield, Virginia, $940,800; TownePlace Suites, Newark, California, $680,000. Any portion of the Deposit not applied to liquidated damages and/or reasonable attorneys' fees and expenses pursuant to Section 10.2., or previously returned to Purchaser pursuant to the terms hereof will be returned to Purchaser promptly following the occurrence of the Closing of all three (3) Properties.

         SECTION 11.  MISCELLANEOUS.

         11.1 Agreement to Indemnify. (a) Subject to any express provisions of this Agreement to the contrary, from and after any Closing, with respect to the applicable Property, (i) the Seller and, if Seller is not MI, MI shall indemnify, defend and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (v) any termination of employment of employees at any Property prior to or upon the Closing with respect to such Property resulting from the termination of employment of such employees by Seller or its operator and/or the failure of Tenant to hire such employees (including, without limitation, severance pay, wrongful discharge claims, and claims and/or fines under federal, state or local statutes or regulations, including without limitation the Worker Adjustment and Retraining Notification Act), (w) the employment of such individuals prior to the Closing Date, including, without limitation, employment-related claims; COBRA-related claims; disability claims; vacation; sick leave; wages; salaries; payments due (or allocable) to any medical, pension, and health and welfare plans, and any other employee benefit plan established for the employees at the Property; and employee-related tax obligations such as, but not limited to, social security and unemployment taxes accrued as of the Closing Date, (x) events, acts, or omissions of the Seller that occurred in connection with its ownership or operation of the Seller's Property prior to the applicable Closing Date or obligations accruing prior to the applicable Closing Date under any Contract of Seller (except to the extent of any adjustment made in respect of such Contract at Closing), (y) any material breach of a representation or warranty made by Seller and, if Seller is not MI, MI under Section 6 (as such representations and warranties may be modified pursuant to said Section 6 and subject to the one-year limitation period set forth therein), or (z) any claim against Purchaser for damage to property of others or injury to or death of any person or any debts or obligations of or against Seller and arising out of any event occurring on or about or in connection with Seller's Property or any portion thereof, at any time or times prior to the applicable Closing Date, and (ii) the Purchaser and, if Purchaser is not CHLP, CHLP shall indemnify, defend and hold harmless the Seller from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) events, acts, or omissions of the Purchaser that occur in connection with its ownership or operation of the Property from and after the applicable Closing Date or obligations accruing from and after the applicable Closing Date under any Contract (except to the extent of any adjustment made in respect of such Contract at Closing), (y) any material breach of a representation or warranty made by Purchaser and, if Purchaser is not CHLP, CHLP under Section 7 (and subject to the one year limitation period set forth therein), or (z) any claim against Seller for damage to property of others or injury to or death of any person or any claims for any debts or obligations of or against Seller and arising out of any event occurring on or about or in connection with the Property or any portion thereof, at any time or times from and after the applicable Closing Date. The provisions of this Section
11.1 shall not apply to any liabilities or obligations with respect to hazardous substances, the liabilities of the parties with respect thereto being governed by the representation and warranty of Seller set forth in Section 6.17.

         (b) Whenever it is provided in this Agreement that an obligation will continue after Closing as an obligation of Purchaser or be assumed by Purchaser after the applicable Closing, the Purchaser and, if Purchaser is not CHLP, CHLP shall be deemed to have also agreed to indemnify and hold harmless the Seller and MI and their respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of the Purchaser to perform the obligation so continued or assumed after the applicable Closing (but not with respect to any act or omission which occurred prior to Closing).

         (c) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

         (d) The provisions of this Section 11.1 shall survive the Closings hereunder and the termination of this Agreement. All representations and warranties made in this Agreement shall survive the applicable Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced, if at all, on or before the date which is twelve (12) months after the date of such Closing and served promptly (but in no event later than sixty
(60) days after commencement) and, if not commenced on or before such date and so served, thereafter shall be void and of no force or effect.

         11.2 Brokerage Commissions. Each of the parties hereto represents to the other party that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. The Seller shall indemnify and hold harmless the Purchaser and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Seller. The Purchaser shall indemnify and hold harmless the Seller and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Purchaser. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 11.2 shall survive the Closings hereunder and any termination of this Agreement.

         11.3     Intentionally Omitted.

         11.4 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a controlling interest in the Seller, the Purchaser or any of their affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other party as soon as such party learns that it must make such disclosure.

         11.5 Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

         (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

         (c)      All such notices shall be addressed,

         if to the Seller to:

                  Marriott International, Inc
                  10400 Fernwood Road, Dept. 52/924.11
                  Bethesda, Maryland  20817
                  Attn:  Treasury
                  [Telecopier No. (301) 380-5067]

           with a copy to:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attn:  Law Department
                  [Telecopier No. (301) 380-6727]

                                    and

                  Holland & Knight LLP 2100 Pennsylvania Avenue, N.W.
                  Suite 400
                  Washington, D.C.  20037
                  Attn:  Michael Ruane, Esq.
                  [Telecopier No. (202) 955-5564]

         If to the Purchaser, to:

                  CNL Hospitality Partners, LP
                  CNL Center at City Commons
                  450 South Orange Avenue
                  Orlando, Florida  32801-3336
                  Attn: Senior Vice President of Finance and Administration [Telecopier No. (407) 650-1085]

         with a copy to:

                  Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
                  215 North Eola Drive
                  Post Office Box 2809
                  Orlando, Florida  32802
                  Attn:  Richard J. Fildes, Esq.
                  [Telecopier No. (407) 843-4444]



         If to MI:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/924.11
                  Bethesda, Maryland  20817
                  Attn: Treasury
                  [Telecopier No. (301) 380-5067

           with a copy to:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attn:  Law Department
                  [Telecopier No. (301) 380-6727]

                                    and

                  Holland & Knight LLP 2100 Pennsylvania Avenue, N.W.
                  Suite 400
                  Washington, D.C.  20037
                  Attn:  Michael Ruane, Esq.
                  [Telecopier No. (202) 955-5564]

         (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

         11.6 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         11.7 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other party, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by CHLP provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by CHLP, CHLP shall remain fully and primarily liable for the obligations of the "Purchaser" hereunder. This
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

         11.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         11.9 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

         11.10 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland.

         To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of Maryland as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Maryland and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

         11.11 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

         11.12 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

         11.13 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser.

         11.14 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.15 Disclosure. From and after Closing on the purchase and sale of any Property, and at the written request of Purchaser, Seller shall provide such financial statements (in addition to the financial statements to be provided at Closing in accordance with Section 4.1(u)) in respect of such Seller's operations from the date of Seller's commencement of business to the date of such Closing to the extent such financial statements are required by applicable securities laws and regulations and the SEC's interpretation thereof; provided, however, that (i) Seller reserves the right, in good faith, to challenge, and require Purchaser to use commercially reasonable efforts to challenge, any assertion by the SEC, any other applicable regulatory authority, or Purchaser's independent public accountants that applicable law or regulations require the provision of such financial statements, (ii) Purchaser shall not, without Seller's consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Purchaser has exhausted all reasonable available avenues of administrative review, and (iii) Purchaser shall consult with Seller in pursuing any such challenge and will allow Seller to participate therein if and to the extent that Seller so elects. Any and all costs and expenses incurred by Seller, including without limitation reasonable attorneys fees and expenses, in connection with providing such financial statements to Purchaser or in connection with any challenge to an SEC assertion (including Seller's consultation or participation with Purchaser in respect of same) shall be reimbursed to Seller by Purchaser within ten (10) days following written demand by Seller.

         11.16 Newark Property-No Discrimination. The Newark Property is subject to that certain Disposition and Development Agreement dated August 15, 1979, made by the Newark Redevelopment Agency and Duffel Financial and Construction Company, recorded among the Official records of Alameda County, California on April 16, 1984 as No. 84-072986, as amended to date (the "Newark Development Agreement"). In accordance with Section 5.2 of the Newark Development Agreement the parties to this Agreement covenant and agree with regard to the Newark Property that:

         (a) Under this Agreement and any and all future contracts as to any portion of the Newark Property there shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, creed, sex, sexual orientation, or national origin in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of any of the Properties, nor shall the transferee or any person claiming under or through the transferee establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, or vendees of the Properties;

         (b) The deed conveying the Newark Property from Seller to Purchaser and any and all subsequent deeds for any portion of the Newark Property shall be subject to the Newark Development Agreement and shall contain the specific covenants set forth in Section 5.2(a) thereof, as amended by the Amendment to the Newark Development Agreement dated August 15, 1979, recorded February 28, 1985 as No. 85-042319; and

         (c) The Lease for the Newark Property and any and all subsequent Leases for any and all subsequent leases for any portion of the Newark Property shall be subject to the Newark Development Agreement and shall contain the specific covenants set forth in Section 5.2(b) thereof.

         11.17 Merrifield Property - Development Tax. In respect of the Merrifield Property, it is understood and agreed that to the extent Section 4-7-16 of the Fairfax County Code (Fairfax County License Tax, Builders and Developers) is applicable, Seller shall be responsible for the payment of the license tax on gross receipts received by Seller in respect of the Merrifield Property prior to and as of Closing, including the receipt by Seller of the Allocable Purchase Price for the Merrifield Property.



                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.


                                 SELLERS:

                                 TOWNEPLACE MANAGEMENT CORPORATION


                                 By:  /s/ M. E. Dearing
                                      Michael E. Dearing
                                      Authorized Signatory

                                 RESIDENCE INN BY MARRIOTT, INC.

                                 By:  /s/ M. E. Dearing
                                      Michael E. Dearing
                                      Vice President


                                 PURCHASER:

                                 CNL HOSPITALITY PARTNERS, L.P.



                                 By: CNL Hospitality GP Corp.,
                                     a Delaware corporation its general
                                     partner



                                 By:  /s/ C. Brian Strickland
                                      C. Brian Strickland
                                      Vice President of Finance and
                                      Administration

                                 MI:

                                 MARRIOTT INTERNATIONAL, INC.


                                 By:  /s/ M. E. Dearing
                                      Michael E. Dearing
                                      Authorized Signatory

The undersigned, CNL Hospitality Properties, Inc., joins herein for the purpose of evidencing its agreement to enter into and deliver the Guaranty of Landlord's Obligations pursuant to the terms of the foregoing Agreement.

                                            CNL HOSPITALITY PROPERTIES, INC.

                                            By:  /s/ C. Brian Strickland
                                                 C. Brian Strickland
                                                 Vice President of Finance and
                                                 Administration

         The undersigned, First American Title Insurance Company, joins herein for the purpose of evidencing its agreement to enter into and deliver the Escrow Agreement, attached hereto at Schedule P.


                                        FIRST AMERICAN TITLE INSURANCE COMPANY

                                        By:  /s/ Larry P. Deal
                                              Name: Larry P. Deal
                                              Title: Vice President